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                                                                  Exhibit 10.12
                                    AGREEMENT
                                LOCAL NO. 2737-17

(1) THIS AGREEMENT dated April 6th, 1998 hereinafter referred to as the Basic Agreement, between Simonds Industries Inc. Newcomerstown, Ohio, or its successors (hereinafter referred to as the "Company") and the UNITED STEELWORKERS OF AMERICA, AFL-C10 (hereafter referred to as the "Union").

                                    ARTICLE I

                                   RECOGNITION

(2) Section 1. The Company recognizes the Union as the exclusive bargaining agency for collective bargaining purposes for all of its factory clerical workers, excluding all foremen, assistant foreman, Company Time Study employees, production and maintenance employees, first aid department, watchmen, power house engineers and Main Office workers or in the event that any employee covered by this Agreement be transferred to the Main Office.

(3) Section 2. As a condition of employment, all employees shall become and remain members of the Union in good standing in accordance with the constitution and by-laws of the Union during the life of this Agreement. New employees, no later than fifty-five (55) working days after the date of hiring shall, as a condition of continuous employment, become and remain members of the Union in good standing in accordance with the constitution and by-laws of the Union during the life of the agreement.

(4) Section 3. Check-Off. The Company shall deduct from the pay for the third full payroll period each month, the Union dues for such month, initiation fee if owing, and assessments and remit same to the International Treasurer of the Union upon the basis of, and for the term of individually signed voluntary check-off authorization cards heretofore and hereafter submitted to the Company.

(5) The International Treasurer shall be the sole person to certify the dues and assessments due to the Union by the employees.

(6) The Union shall indemnify and safe the Company harmless from any claims, suits, demands or other forms of liability that shall arise out of reliance upon certified lists furnished to the Company by the Union for the purpose of complying with the provisions of this Agreement.


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                                   ARTICLE II

                                      WAGES

(7) Section 1. The wage rates to be paid will be as indicated in Schedule B which is attached hereto and by this reference made part hereof, to be effective as of the dates set forth in that Schedule B.

(8) Section 2. Job Evaluation and Job Number Wage Rate Classification.

(9) The job evaluation committee shall consist of two representatives from the Union and two representatives from Management. The function of this Committee is to establish the job classification wage rate to be paid to new, changed or combined jobs not in effect as of the date or signing of this Agreement. Schedule C - Job Evaluation, is hereto annexed and by this reference made a part hereof. Jobs will be re-evaluated upon the request of the union committee. Normal evaluations will not be accomplished more than once per contract term.

Section 3. Assignment of Work - Wages Paid.

(10) - The Company shall have the right to assign work or jobs to any employee within their bid in job shift in all wage rate classifications in accordance with work load requirements.

(11) - Employees assigned work or jobs other than their own (loaned) shall receive the wage rate classification of the job assigned or their own rate, whichever is higher. If an employee is transferred to a job that is part of a combination job, and that employee is qualified on all portions of the combination job, they will receive the combination rate.

(12) Section 4. For the purpose of computing shift differential the starting time of the various shifts shall be as follows:

           First Shift        -       6 a.m. to 8 a.m.
           Second Shift       -       2 p.m. to 4 p.m.
           Third Shift        -       10 p.m. to Midnight

(13) An employee regularly scheduled for the day shift who completes his regular eight hour shift and after leaving the Company's premises is called back within the same work day shall be paid the applicable shift differential for the hours worked on the shift for which he is called back.

(14) An employee regularly scheduled for work who completes his regular eight hour shift and continues to work the succeeding shift in excess of four (4) hours, shall be paid the applicable shift differential for all hours worked over four hours in the succeeding shift.

(15) An employee regularly scheduled for work on the third shift and who completes his regular eight hour shift and continues to work the succeeding shift will carry his applicable shift differential for all hours worked overtime on the said succeeding shift.


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(16) For hours worked on the second shift there shall be paid a premium rate of twenty (20) cents per hour. For the hours worked on the third shift there shall be paid a premium rate of twenty six cents (26) per hour. Shift differentials shall be included in the calculation of overtime compensation.

(17) Section 5. When the Company is responsible for paying for the participation of Union Grievance committee meetings, grievance committee members will be paid at their respective base wage rates for all hours. The Company and Union will alternate the responsibility for paying for their participation in regular grievance committee meetings.

                                   ARTICLE III

                                  HOURS OF WORK

(18) Section 1. This article shall not be construed as a guarantee of hours of work per day or per week.

(19) Section 2. The normal hours of work shall be eight (8) per day and forty
(40) per week. The daily hours of work shall be consecutive except for such lunch periods as may be provided in accordance with practices heretofore prevailing in the plant.

(20) Section 3. Hours worked in excess of eight (8) working hours or in excess of a total of forty (40) hours in a work week or days worked in excess of five
(5) work days within the work week shall be paid for at one and one-half times the normal rate of pay. Overtime payment shall be made on the basis of either daily or weekly overtime hours worked, but an employee shall not be paid both daily and weekly overtime for the same overtime hours worked.

(21) Section 4. The normal work day shall be any regularly scheduled consecutive twenty-four (24) hour period comprising eight consecutive hours of work and sixteen hours of rest subject to provision of subdivision (2) dealing with lunch periods, and the normal work week shall be five consecutive work days followed by two consecutive rest days within seven consecutive days.

(22) Section 5. Premium Pay. Time and one-half shall be paid for work performed on Saturday and double time paid for work performed on Sunday as such, premium pay and overtime shall not be paid for the same hours worked.

(23) Section 6. Reporting Pay. Employees scheduled to work or who are notified to report for work and report and start to work shall be paid. In the event of there being no work available or there being available less than four hours work which is in the regular course of their operations, for four hours work at their average straight time hourly earnings or the rate of the job to which they are assigned, whichever is the higher. If employees refuse such assignments, they shall not receive the benefit of such guaranty of four hours reporting pay. After the first four (4) hours, an out-of-work employee will receive the evaluated base rate of his regularly assigned job,


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or the job he is assigned to, whichever is higher. If the employee opts to go home after (4) hours, that time will be counted as absenteeism.

(24) The above shall not apply where an employee is notified not to report for work or is not scheduled to report.

(25) If because of events beyond the reasonable control of the Company, work is not available to an employee so reporting for work, the provisions of Section 6 shall not apply.

(26) Section 7. Allowance for Jury Service. An employee who is called for jury service or subpoenaed as a witness shall be excused from work for days on which he serves and he shall receive for such day of service as a juror or witness on which he otherwise would have been scheduled to work, the difference between 8 times his average straight time hourly earnings and the payment he receives for such service. The employee will present proof of service and of the amount of pay received therefore. Time off from work in order for an employee to give a deposition, will not be paid under this provision.

(27) Section 8. A five minute wash-up period will be allowed immediately before the lunch period and immediately before quitting time at the end of the shift.

(28) Section 9. Allowance for Funeral Leave. Three (3) days Funeral Leave will be guaranteed to non-probationary employee (upon request) in case of death of the employee's mother, father, sister, brother, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, and daughter-in-law, in immediate marriage relationship, grandchild or grandparent of the employee or his spouse, or when they have lived with the employee in an immediate family relationship, the employee's stepmother, stepfather, stepbrother, and stepsister in order for the employee to attend the funeral. It is understood that a brother-in-law or sister-in-law of an employee in the immediate marriage relationship will be defined as an employee's spouse's brother or sister or an employee's brother or sister and his or her spouse, (4) four days will be granted (upon request) in case of death of the employees legal spouse, son or daughter, including stepchildren (when they have lived with the employee in an immediate family relationship).

(29) All funeral leaves shall be taken on consecutive scheduled working days provided that one such scheduled working day shall be the day of the funeral and it is established that the employee attended the funeral.

(30) For those funeral leaves which are limited to three days, the employee may have as their last day the day of the funeral or the day following the funeral at the employee's option.

(31) For each day of such authorized leave, the Company will pay for the normally scheduled hours not exceeding eight (8) times his evaluated base rate. Proof may be required by the Company of the relationship and that the funeral was attended by the employee; if not attended, or if the requested proof is not forthcoming or satisfactory, there shall be no eligibility for any funeral leave pay. Funeral leave pay shall not apply to Saturday, unless scheduled to work, Sunday, observed holidays set forth in Article V., time when employee is on vacation, any period


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when the employee is eligible for Workman's Compensation or non-occupational disability benefits, or when it duplicates pay received for time not worked for any other reason.

(32) Section 10. Injury at Work. Any employee who is injured while engaged in work properly assigned to him and who must leave work because of the injury, shall receive pay at his base rate for the balance of the regularly scheduled shift on which he is injured.

                                   ARTICLE IV

                                    SENIORITY

(33) Section 1. In case of promotion, increase or decrease of forces, lay-off or recalls within the bargaining unit, length of continuous service shall be the determining factor. Continuous service or seniority as used herein is defined as an employee's total continuous unbroken service with the Company from his last date of hire.

(34) Section 2. A seniority list will be furnished to the local union committee at lease every six (6) months. The seniority list will be reviewed within 30 calendar days and posted and if not challenged for error within 30 days from date of posting by any employee or the Union, it shall be accepted by the employees, Union and Company as, accurately reflecting the status of such employees. The seniority will be furnished the local union committee whenever there is a change.

(35) The Union will supply the Human Resources Department with a list of Union Officers/Steward and will provide prompt notification of any changes.

(36) A list shall be posted listing the employees in the department as to their seniority and jobs on which they are qualified. The list shall be open for challenge for a period of 10 days, after which if they have not been challenged and corrected for error, shall accurately reflect the seniority status of such employees, and shall be binding upon the employee, the Union and the Company. All such challenges must be mutually agreed upon by the union committee and management. The department supervisor and the department steward will bring this list up-to-date at least once each six months if necessary to reflect a change. The employee holding the utility classification may qualify on each job by accumulating a minimum of 30 working days within a 12 month period on each job. A record of days worked will be kept by the supervisor. Upon qualification the seniority board will be revised accordingly.

(37) Section 3. In the event of a new or substantially changed job or a vacancy occurs, a solicitation will be made of employee in order of seniority to determine the employee to be awarded such job. A job description of the job solicited will be shown to each employee until the job is accepted and the solicited employee will indicate his acceptance or rejection of the job by initialing the job description. Employees solicited may have up to one hour to decide if they wish to accept the job.


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(38) The same procedure will apply to the job or jobs vacated by employees accepting the new or vacant jobs. A reasonable effort will be made by the Company and Union to contact absent employees advising them of such job openings and if contacted they may have up to one hour to decide if they wish to accept such job.

(39) The most senior employee requesting the job will be awarded the job unless otherwise agreed to by the Company and the Union.

(40) In the operation of this clause it is the intention of the Company and the Union to fill job vacancies as quickly as possible consistent with orderly operations. Any person accepting a job through solicitation cannot withdraw his or her acceptance.

(41) If the person awarded the job is disqualified, a new solicitation will be made.

(42) Section 4.(A) In the event of a new job, or job on which the base rate has been changed, the following shall apply in the order listed:

          a. Solicit employees for the job.
          b. Call-back laid-off employees by seniority.
          c. New hire.

          (B) In the event of a job vacancy, the following shall apply in the order listed:

          a. Bid holders of the job anywhere in the plant will be recalled to such job in order of seniority.
          b. Solicit employees for the job.
          c. Call back laid off employees by seniority.
          d. New hire.

(43) Disqualification shall normally be within a thirty (30) working day qualification period. If additional time is needed, the 30 working day period may be extended by mutual agreement. After qualification for a job, no clerical worker can be disqualified without just cause.

(44) Section 5. The person awarded the job not qualifying for the job within 30 working days, shall return to his or her former position and anyone having advanced to fill the position vacated shall return to his or her own position and so on down the line.

(45) Section 6. In case of a reduction of working force, the employees affected by the reduction of the working force or elimination of their job, may bump only where qualified, then if no qualification exists may bump any other worker with less seniority as a factory clerical worker for whose job they can qualify for within 30 working days.

(46) If the employee does not qualify, he may then exercise his seniority and bump any other less senior employee providing this privilege is not abused.


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(47) Section 7. No employee will have the right to bump another employee until he is laid off or bumped from the job he is now performing. He shall then sign a duplicate form showing the job he bumps to, one copy to be given to the Union.

(48) Section 8. No seniority rights shall be exercised in the case of a lay-off of one working day or less in a scheduled work week, if such exercise of seniority rights would involve displacing another employee from his or her job. Seniority rights may be exercised in the case of lay-off of more than one (1) day.

(49) Section 9. Regulations regarding overtime and curtailed production:

(50) In the case of overtime and curtailed production the following shall apply.

(51) 1. If the services of a job are required, work the employee who has the job bid in. For the purposes of this section, Bid, and bump shall be considered synonymous. In case of a bid holder being loaned, and overtime or curtailed production is required on both his own job and his loan, he shall work the overtime or curtailed production on the job to which he is loaned.

(52) 2. If additional services of a job are required in addition to the employee performing the job, the oldest qualified employee, as listed on the seniority board will work. If additional services are still required, the second oldest qualified and so on in that order. After all the qualified employees are contacted, requirements for additional services must be assigned according to seniority.

(53) 3. Probationary employees shall be entitled to daily overtime only on the job they are holding by bid, bump, or assignment. Probationary employees shall also be entitled to weekend overtime on the job they are holding by bid, bump or assignment after they have completed 30 working days.

(54) 4. First shift employees will be notified they are scheduled for Saturday work not later than 3:30 p.m. Thursday of that week. Second shift employees will be notified they are scheduled for Saturday work not later than 7:30 p.m. Thursday of that week.

     Curtailed Production

(55) 1. If the full time or part-time services of a job are required, work the employee who has the job bid in. For the purposes of this section, bid and bump shall be considered synonymous.

(56) In the event of overtime or curtailed production in a control center, if the work load requirements involve only scheduling the work load and handling time cards, the employee or employees whose job or jobs are affected will in advance make out a list of the work schedule and prepare the time cards for the employees scheduled to work; the schedule and time cards will be given to the employees and/or supervisors and the employee or employees' job will not be scheduled to work.


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(57) Section 10. Disability Transfer. An employee's request for transfer due to physical disability accompanied by a doctor's certificate (Form 269) will be referred to the Human Resources Department. A copy of the 269 will be furnished to the grievance committee. The Company shall have the right to require that such applicant undergo additional examination or examinations by a physician or physicians of its choice. If such privilege is granted, the employee may bump as follows:

1st  The disabled person may bump the least senior person.

2nd If the disabled person cannot perform the least senior person's job, then the disabled person may bump the next least senior person.

3rd The next to the least senior person must then take the least senior person's job.

(58) Section 11. Transfers out of the Bargaining Unit. All employees who are transferred by the Company to jobs not included with the bargaining unit shall accumulate seniority in the bargaining unit. At the end of such period, they shall neither accumulate further seniority nor retain their seniority in the bargaining unit.

(59) During the period in which seniority is being accumulated such transferred employee shall have the right to transfer or bump back to a job he has previously performed in the bargaining unit. After an employee once re-transferred back into the bargaining unit and then later transfers out, he will thereupon lose his seniority in the bargaining unit.

(60) Section 12. Employees who may be or who have been loaned from the Clerical Workers to another job in the Company, will retain and accumulate his or her seniority in the Clerical Group, but will not accumulate any seniority in the department to which he or she is loaned. Such loan shall not exceed six months unless extended by mutual agreement by the Union and Management. The person loaned shall be paid at his rate or the rate of the job to which they are loaned, whichever is higher.

(61) Section 13. Reclassification forms shall be marked by the following symbols on each change of job: Bid, bum, placed (assigned), recall, call-back, loan or transfer. Such changes will be recorded on the employees' employment record card. Such reclassification forms will not be made out on job assignments that do not exceed five days duration.

(62) Section 14. Leave of Absence. A leave of absence for compelling and justifiable personal reasons made in writing may be granted by Company discretion for periods up to six months, may be extended for further periods, if request is made in writing up to a maximum total continuous leave period of two
(2) years. If the individual does not return to work after expiration of a leave or receive a renewal seniority shall be lost.

(63) Section 15. Employee Sick Leave. If an employee shall be absent due to sickness or accident and the facts presented signify that the employee shall return to work, the Company at


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its discretion may fill the job by recall of an employee from the lay-off panel:
if any or by a new hire. When the absent employee returns to work he/she shall return to his/her former job. The employee displaced shall also return to his/her former job if any or be permitted to bump. If it is known that the absent employee shall not return to work the job shall be posted for the bid.

(64) An employee granted leave of absence under the provisions of this Article who does not return to work upon expiration of such leave of absence, or who is found to have accepted other employment, it will be considered to have terminated their employment unless otherwise mutually agreed upon by the Company and the Union Committee. The Union will be given notification of all leaves of absence.

(65) Section 16. Any local union member who is an employee of the Company shall be given upon his request, a leave of absence not to exceed a period of two (2) years for the purpose of working for the local Union or the International Union with the provisions that it will not be granted to more than (1) person and such leave of absence shall not constitute any break in the employee's record of continuous service. Upon written request to the Company, such an employee may be granted an extension of his leave of absence upon mutual agreement between the Company and the Union.

(66) Any request for days off for Union Business shall be submitted in writing to the Human Resources Department at least one day prior to the desired date and shall not exceed 15 days per calendar year for any one employee. Conferences, conventions, negotiations, and workers' compensation hearings are exempted from the (15) day calculation, but still require written notification of time off.

(67) Section 17. The probationary period shall be for 55 working days and during such time the employee shall be deemed to be on probation and will not accrue seniority, however, if retained by the Company, the employee's seniority date back to the last date of hiring.

(68) Section 18. Loss of Seniority. Seniority shall be lost (and any subsequent rehire shall be as a probationary employee) as follows:

(69) 1. When an employee quits.

(70) 2. When an employee is discharged for just cause.

(71) 3. When an employee is absent for three (3) working days without notifying the Human Resources Department, unless failure to make notification can be justified or verified (by a doctor's certificate) personal sickness or accident or death in the family. (Immediate family is same as defined in Funeral Leave section of this agreement.)

(72) 4. Failure to report intentions and availability within (5) working days after being called back: failure to report for working ten (10) days after written notice. All


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        recalls will be made by registered mail, return requested, at the last address supplied to the Human Resources Department by the employee.

(73) 5. Failure to report for work within one working day of expiration of a leave of absence.

(74) 6. If an employee shall be absent because of lay-off or physical disability, he shall continue to accumulate continuous service during such absence up to a maximum of two years, and he shall retain his accumulated continuous service for an additional period equal to (a) three years, or (b) the excess, if any, of his length of continuous service at commencement of such absence over two years, the employee must give the Company annual written notice that he intends to return to employment when called, if the Company at least 30 days prior thereto has mailed him a notice of the most recent address furnished by him to the Company that he must file such a notice.

(75) 7. When an employee is jailed or imprisoned for a period in excess of ninety (90) days.

(76) 8. Upon receipt by the Company of a second wage garnishment relating to a separate debt within a 12 month period beginning with the date of the first garnishment and upon the failure of the employee to obtain and present to the Company a written statement releasing the Company from any obligation under the garnishment to make a deduction from the employee's pay.

                                    ARTICLE V

                                    HOLIDAYS

(77) The Company will pay employees with the bargaining unit for eleven (11) holidays not worked in a year. An employee eligible under these provisions shall receive eight hours straight time pay at his average rate including shift differential. The eleven holidays are:

                     New Year's Day
                     Good Friday
                     Memorial Day
                     Fourth of July
                     Labor Day
                     Thanksgiving
                     Day after Thanksgiving
                     Day before Christmas
                     Christmas Day
                     December 31st
                     Floating Holiday


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(78) The floating holiday may be scheduled at any time during the year pending prior supervisory approval.

(79) 1. The employee must be a regular employee on the active payroll of the Company as of the date of the holiday. Probationary employees are not entitled to receive holiday pay for holidays not worked.

(80) 2. The employee must be actively employed and would have been scheduled to work if the day had not been observed as a holiday.

(81) 3. The employee must work his last full scheduled work day prior to and his next full scheduled work day after such holiday within the employee's scheduled work week unless excused by their supervisor. However, payment for the holiday will be made if the employee works during the week in which the holiday occurs, but is absent on the above days due to Union activity, verified illness or accident, emergency illness at home, death in the immediate family (immediate family is same as defined in Funeral Leave section of this agreement), or jury duty, or if he has been sent home during the week in which the holiday occurs for lack of work.

(82) 4. If any of these holidays fall on a Saturday, observance will be on the previous scheduled work day. If any of these holidays fall on a Sunday, observance will be on the next scheduled work day.

(83) Should any holiday fall during the scheduled vacation period, the holiday will be paid for in addition to the vacation pay and the employee may extend his vacation for an additional day without pay if he makes arrangements in advance to do so.

(84) If the Company requires an employee to work on a holiday, he will be paid double time for holiday worked plus 1 day at his regular average rate for the holiday, straight time hourly rate for day workers.

                                   ARTICLE VI

                                   MANAGEMENT

(85) Except as otherwise provided in the agreement, the Management has the right to direct the working force; this includes the right to hire, suspend, or discharge for proper cause, to loan persons in various jobs, to relieve employees form duty due to lack of work or inability to perform the work assigned, to eliminate or add duties to job classifications and eliminate jobs is vested in the Company. It is agreed that in the exercise of such direction of the working force, discrimination will not be used against employees.


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                                   ARTICLE VII

                                    VACATION

(86) (A) Each employee will be eligible for vacation with pay within a calendar year, based on the number of years of service he will complete within the calendar year, as follows:

           Years of Service                        Weeks of Vacation with Pay
           ----------------                        --------------------------

          1 but less than 3                                    1
          3 but less than 10                                   2
         10 but less than 17                                   3
         17 but less than 25                                   4
         25 or more                                            5

(87) Any employee who does not complete one year's service with the Company will not be entitled to vacation or vacation pay.

(88) (B) The vacation year will be the period between calculation dates in sequential years. The vacation qualifying period will be the 12 months preceding the vacation year.

(89) (C) To be eligible for a vacation in any vacation year during the term of this agreement, the employee must:

     (a)  Have one year or more of continuous service.
     (b) Have earnings in at least 50% of the pay periods in the vacation qualifying period.

(90) (D) An employee with more than one (1) year of continuous service who is ineligible for a vacation because of failure to have earnings in at least 50% of the pay periods in the vacation qualifying period due to lay-off or sickness shall be entitled to one week's vacation if he has had earnings in at least 50% of the pay periods in the (12) months preceding January 15 of the vacation year.

(91) (E) A calculation date will be determined each year which will be the earlier of the payday three weeks prior to the scheduled shutdown if any or June 25.

(92) (F) Each employee who has not completed one year of service by the calculation date will not become entitled to vacation or to the vacation pay calculated for him at the calculation date until he completes one year's service with the Company. At the time he completes one year's service, whether in the same year of the calculation date or the next, he will become entitled to one week's vacation in the calendar year of his anniversary date and to vacation pay calculated at the calculation date and payment will be made by the third payday following the anniversary date.


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(93) (G) The vacation pay will be based on 40 hours per week and will be at the employee's average straight time hourly rate (including shift premium but excluding overtime), based on the period between January 1 and May 31 preceding the calculation date.

(94) (H) Employees who complete their third, tenth, seventeenth or twenty-fifth (when applicable) years of service during the calendar year but after the calculation date applicable to them in that year will have their vacation calculated on the calculation date as if they had completed their third, tenth, seventeenth, or twenty-fifth (when applicable) year of service, respectively. However, the additional vacation pay and the additional week of vacation to which they will become entitled by reason of completion of the required years of service will be deferred until the employee's anniversary date and payment for the additional week will be made by the third payday following the applicable anniversary date. At the time they reach their anniversary date they will be eligible for the additional week of vacation. Eligibility for the additional vacation and vacation pay will be lost if the employee does not complete the required years of service.

(95) An employee who quits or is discharged after the vacation payment is made will not be entitled to his or her vacation pay if the time of such quit or discharge occurs prior to his or her anniversary date of hire.

(96) Employees will be notified at least two weeks in advance of any scheduled vacation. Vacation requests in excess of this two weeks, will be granted on a seniority basis provided that the vacation request is made prior to April 1st of the vacation year. If any employee makes a request for vacation by September 30th, the Company will see that it is granted before the end of the year. Employees who are eligible for additional vacation, at a time other than shutdown, must notify the Company by July 1st in order to receive all vacation monies prior to the shutdown period. Anyone who does not notify the Company by this date, will be paid for vacation as it is used. The balance of unused vacation will be paid the first pay of December. All vacation payments will be in one week increments.

(97) The Company will notify the Union prior to February 1, whether or not there will be a vacation shutdown in that calendar year. The date and duration of the shutdown, if any, will be made known on or before March 15th. The vacation shutdown will be scheduled in June, July, or August. Such shutdown shall be considered vacation for all eligible employees not scheduled to work during this period. The Company reserves the right to schedule necessary maintenance and other employees during this vacation period, and such employees shall be scheduled for vacation at another time. In the event there is no vacation shutdown, vacations will be scheduled in accordance with production requirements and the desires of the employees on a seniority basis.

(98) If the plan is to be shut down for vacation, the Company will endeavor to provide work for those employees who are not entitled to vacation pay, but without any obligation to do so and without regard to seniority.

                                  ARTICLE VIII

                            ADJUSTMENT OF GRIEVANCES

(99) All grievances and complaints, by either party and disputes within the scope of this Agreement or concerning the meaning or application thereof shall be adjusted as follows:

(100) Step 1. The employee, with or without the steward shall verbally present the grievance to his foreman within three (3) working days after occurrence of the event or within three (3) working days after the date the employee learns of the event, whichever is later. The foreman shall give his verbal answer within one working day.

(101) Step 2. If no settlement is reached, the grievance may be reduced to writing on a form which will be provided by the Company within one workday of the day the foreman gives his verbal answer. It shall be signed by the grievant and presented to the foreman within (2) working days. The foreman shall provide an answer to the employee in writing within two (2) working days of his receipt of the grievance form.

(102) Step 3. If the grievance is not settled in the second step, it may then be presented to the Personnel Department by the committee. Management and the Union Committee will attempt to settle the grievances at the next regularly scheduled meeting, provided the grievance is presented to the Human Resources Department at least 48 hours prior to the meeting. The Company's answer to the grievance will be given within five (5) working days after the meeting. Any grievance which the Committee or Company wishes to present shall be initiated at Step 3. The time limits set forth thin this step shall be applicable to such grievances.

(103) Step 4. If the grievance is not settled in the third step, it shall be referred to the International Representative of the Union who shall meet with the local Union Committee and Management at the next regularly scheduled meeting for the purpose of adjusting the grievance. Management has fifteen (15) days from the date of the meeting to give its final answer. On any grievance, no employee shall be entitled to relief extending more than one (1) day prior to the date of the filing of the written grievance.

(104) Step 5. If the Company's final answer is not satisfactory, the Union may, no later than 15 days after the answer is given appeal the grievance to arbitration. If no agreement can be reached within 15 days as to the choice of an Arbitrator, one will be selected form the Federal Mediation and Conciliation Service. The expense of arbitration will be shared equally by the Union and the Company.

(105) The arbitrator shall have power to rule only cases where differences exist as to interpretation of the contract. The arbitrator shall have no power to add to or subtract from or modify any of the terms of this agreement, or to establish or change the wage structure not to rule on any dispute concerning job standards. He shall have no power to order back pay in any case of shutdown, strike, or stoppage. The award shall be rendered promptly and, unless otherwise agreed by the parties or specified by law, no later than thirty days from the date of closing the hearings, or if oral hearings have been waived, then from the date of transmitting the final statements and proofs to the Arbitrator.

(106) Any case appealed to an Arbitrator on which he has no power to rule shall be referred back to the parties without decision.

(107) Failure of any of the parties to any grievance to comply with the provisions of Steps 1, 2, 3, 4, or 5 within the time limits shall automatically determine the grievance in favor of the other party, and shall not be subject to re-opening. However, the time limits may be waived by mutual agreement.

(108) The Union and the Company agree that there shall be no lockout, strike, slowdown, stoppage or other interference with production during the various steps of the grievance procedure unless the arbitration is not agreed to.

                                   ARTICLE IX

                                SAFETY AND HEALTH

(109) The Company shall continue to make reasonable provisions for the safety and health of its employees at the plant during the hours of their employment. Protective devices, wearing apparel and other equipment necessary to properly protect employees from injury shall be provided by the Company in accordance with the practices now prevailing in the plant.

(110) The Company agrees to recognize one (1) Local 2737-17 designated safety committee representative who shall be included in quarterly meetings with the local #2737-16 safety committee.

(111) All employees are required to wear safety glasses in the general plant as a condition of employment. The Company will provide and pay for the glasses. In addition, upon submission for a paid receipt, the Company will pay for one (1) eye exam for employees every other year. Other safety equipment will also be provided by the Company. Failure to wear safety glasses and other safety equipment provided by the Company shall result in disciplinary action.

                                    ARTICLE X

                       REGULATIONS COVER ABUSIVE LANGUAGE

(112) It has been agreed that it is necessary to establish certain rules, regulations and penalties to cover the conduct of the employees of the Company while they are on duty within the bounds of the Company's property.

(113) Therefore, the use of profane, abusive or threatening language toward any employee indulging in boisterous acts that could cause or lead to injury, or threatening injury to other employees is PROHIBITED.

(114) Any employee found guilty of indulging in any of the above acts shall be suspended for one (1) day on the first offense, two (2) days on the second offense, and three (3) days for the third offense, five (5) days for the fourth defense. This rule will apply to each (12) twelve month period from the first offense.

(115) Any employee found guilty of fighting or having possession of guns on Company property shall be subject to discipline including discharge.

                                   ARTICLE XI

                                 DISCHARGE CASES

(116) In the exercise of its right set forth in Article IV, the Management agrees that a member of the Union shall not be peremptorily discharged from and after the date hereof, but that in all instances in which Management may conclude that an employee's conduct may justify discharge, he shall first be suspended. Such suspension shall be for not more than five (5) working days. During this period of initial suspension the employee may if he believes that he has been unjustly dealt with, request a hearing and a statement of the offense before his foreman or the general superintendent, or the manager of the plant, with or without a member or members of the grievance committee present as he may choose.

(117) At such hearing the facts concerning the case shall be made available to both parties. After such hearing and within the period of initial suspension, Management shall conclude whether the suspension shall be converted into discharge, or dependent upon the facts of the case, that such suspension shall be extended or revoked. If the suspension is reversed the employee shall be returned to employment and receive full compensation at his regular rate of pay for the time lost, but in the event a disposition shall result in either the affirmation or extension of the suspension or discharge of the employee, the employee may allege a grievance which shall be handled in accordance with the procedure of Section VIII, "Adjustment of Grievances". Should it be determined by the Company or by an umpire in accordance with Step 5 of the Grievance Procedure the Company shall reinstate the employee and pay full compensation at the employee's regular rate of pay for the time lost.

(118) However, if the Arbitrator determines or the parties agree that the employee should not be returned to employment with full back pay, the employee may be returned to employment without back pay or with a lesser amount of back pay, as the circumstances require.

                                   ARTICLE XII

                            MILITARY OR NAVAL SERVICE

(119) The Company will comply with all valid laws, rules and regulations relative to the return of employees from the armed forces of the United States and in so doing will consult with the Union.

(120)   Section 1. Vacation or Vacation Pay.

(121) An employee who at the time of leaving active employment to enter military service of the United Sates has qualified for a vacation in the year of such entrance and who has not received a vacation or vacation pay shall be granted such pay.

(122) Any employee re-employed under the terms of this Article XII and who, under the terms of Article VII. Vacations. of this agreement except for his absence due to such military service, would have been entitled to receive a vacation or vacation pay, shall receive such vacation or vacation pay for the calendar year in which he is re-employed without regard to any requirement other than an adequate record of continuous service.

(123) Such vacation or vacation pay shall be the same vacation or vacation pay to which such employee was entitled before entering military service, adjusted to reflect any wage increase effective during his absence and to reflect any additional vacation or vacation pay to which his total continuous service, but such absence, would have entitled him.

        Section 2. Encampment Pay.

(124) Any employee with one or more years of continuous service who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard, shall be paid, for a period not to exceed two weeks in any calendar year, the difference between the amount paid by the government (not including travel, subsistence and quarters allowance), and eighty (80) hours at the employee's base rate when proof of such service is presented to the H.R. Department.

                                  ARTICLE XIII

                                  MISCELLANEOUS

(125) Section 1. Any classified work customarily performed by clerical employees that is transferred outside the bargaining unit, unless proven by Management to improve efficiency, shall be performed by a clerical employee. Nothing herein shall be used to discriminate against any employee of the bargaining unit.

(126) Section 2. It is not the Company's intention to take work customarily performed by clerical employees and give such work to employees outside the bargaining unit.

Section 3. Printing. The Company agrees to supply copies of the Basic Agreement to all present employees and new employees as well as the Local Union and International Representative when they become available.

Section 4. Productivity Gainsharing. The Company and the Union recognize the need to encourage and reward productivity. The procedure for recognizing and rewarding improvements in productivity shall be the Productivity Gainsharing Plan.

(127) This program shall be a plantwide plan based on the productivity of the direct labor bargaining employees.

(128) The measure of productivity shall be an index equal to the amount of earned direct labor hours divided by the total clock hours of direct labor employees.

(129) New standards will be established for new products and new equipment. Previously established Industrial Engineering practices shall be employed. The clock hours spent on new equipment or new products shall not be use din the computation until such time as standards are issued.

(130) Earnings computation shall be based on a comparison of the quarterly index to the base index. The base index shall be 79.84. All bargaining unit employees will receive a gainsharing payment equal to their straight time earnings times the increased %. The productivity index shall be computerized for each calendar quarter and paid out as follows:

           % Of Base                            Payout
           ---------                            ------

           90 to 99.9                               0%
          100 to 108.9                           75.0%
          109 and up                             90.0%

(131) If the quarterly index is lower than 90% of the base period index, a pay deduction shall be computed using the same procedure. Such deduction will be based on all productivity losses below the 90% level.

(132) The Company will exclude rework operations from any calculations (both D.L. and earned hours), and will review and change, if necessary, long-term non-standard conditions. Any present outside purchased blanks will still be given credit in the gainsharing system. Product numbers will not be changed unless it reflects base period rates.

(133) The Union Committee will designate any union member of their choice to be the liaison with the Company in resolving/identifying problem areas. Such areas to include excess machine downtime and improper allocation of Gainsharing bonus.

(134) Simonds Industries Inc. and the Union mutually encourage ongoing productivity gains. The Company will endeavor to work with the Union to refine, modify or improve this plan and/or devised alternate plans which promote productivity gains.

                                   ARTICLE XIV

                                    INSURANCE

(135)   The Company will provide insurance coverage as agreed to by the parties:

A.      (6) months of paid insurance for employees on A.&S. or Workers'
        Compensation.

B. (1) month of paid insurance for laid-off employees following the month of lay-off.

C. One (1) annual hearing test for employees who are not required to be tested due to on-the-job noise exposure. Employees must be tested prior to the start of the shift, at lunchtime, or after work.

D.      Prescription Drug Card

        RETAIL CO-PAY:

        Generic                      $10.00
        Brand Name                   $20.00               *All 30-Day Supply
        Non-Formulary                $30.00

        MAIL ORDER:

        Generic                      $20.00
        Brand Name                   $40.00               *All 90-Day Supply
        Non-Formulary                $50.00

E.      A.&S. Insurance

        Increase from $250.00/week to $275.00 week - Effective 4-6-2000 - (26 week maximum).

F.      Life Insurance - $15,000

G.      Monthly Contribution

        Employee Only                                      $10.00
        Employee & Dependents                              $20.00

For an explanation of all insurance benefits, employees should refer to their "Summary Description Plan" booklets.

                                   ARTICLE XV

                             NO STRIKES OR LOCKOUTS

(136) Under no circumstances shall any strike, sympathy strike, stoppage of work, walkout, slowdown, sit-down, picketing, boycott, refusal to work or other interference with or interruptions of the normal conduct of the Employer's business be ordered, sanctioned, permitted or enforced by the Union, its officials, agents or stewards nor shall any lockout be ordered, sanctioned, permitted or enforced by the Employer, its officials or agents.

                                   ARTICLE XVI

                                 RETIREMENT PLAN

(137) The Company will set up a retirement plan account for each hourly employee. Annually, the Company will contribute 5% of the employee's annual eligible compensation to that account. This contribution will increase from 5% to 5 1/2% effective 4/6/99. A 401K Plan will be provided as a supplement to the present retirement plan as a voluntary contribution.

                                  ARTICLE XVII

                               NON-DISCRIMINATION

(138) The Company and Union agree to the policy and practice of non-discrimination in respect to race, color, religion, sex, age (as defined in the Federal Age Discrimination In Employment Act of 1967) or national origin.

                                  ARTICLE XVIII

                                   TERMINATION

This Labor Agreement shall become effective the date it is signed and shall terminate at 11:59 P.M. on April 1st, 2001. Any wage granted by this contract as specified in Schedule B shall be effective as of the date so specified in that schedule. Either party shall have the right to ask the other to negotiate on the Labor Agreement by 60 day advance notice served upon the other on or after January 17th, 2001. Any notice to be given under this agreement shall be given by certified mail; be completed by and at the time of mailing; and if by the Company be addressed to the United Steelworkers of America, Five Gateway Center, Pittsburgh, PA, and if by the Union to the Company at Newcomerstown, Ohio. Either party may, by like written notice, change the address to which certified mail notice to it shall be given.

IN WITNESS WHEREOF, the Parties, having included herein the entire agreement between the parties relating to wages, hours and terms and conditions of employment for employees covered by this Agreement for the duration of this Agreement and having voluntarily and unqualifiedly waived the right to bargain collectively with respect to any subject whether or not specified in this Agreement for the duration of this Agreement, do hereby sign this Agreement this 5th day of April, 2001.

UNITED STEELWORKERS OF AMERICA            SIMONDS INDUSTRIES, INC.
AFL-CIO LOCAL #2737-17

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                                      -21-

                             LETTER OF UNDERSTANDING

The Company shall require, as a condition of the sale of the Company or of the Newcomerstown Facility, any successor employer to recognize the Union as the collective bargaining representative of its employees, rehire all employees, and abide by all the terms and conditions of this agreement.

S.A. Osler
Human Resources Mgr.

                             LETTER OF UNDERSTANDING

One Local Union member at a time, who is an employee of the Company, shall be given, upon his request, a leave of absence not to exceed a period of two years, for the purpose of serving in a political office. Such a leave of absence shall not constitute any break in the employee's record of continuous service. Upon written request to the Company, such an employee may be granted an extension of his leave of absence upon mutual agreement between the Company and the Union.

S.A. Osler
Human Resources Mgr.

                             LETTER OF UNDERSTANDING

The Company and the Union have committed to make a concerted good faith effort in reviewing any rising insurance costs and, as a means of controlling these costs, will discuss items that might be of mutual benefit.

S.A. Osler
Human Resources Mgr.

                             LETTER OF UNDERSTANDING

                             PRESCRIPTION DRUG CARD

During the term of this Labor Agreement, if a generic or brandname drug does not appear on United HealthCare's Preferred Drug List, and a covered employee or dependent is required to pay the non-formulary price for a prescription, Simonds will reimburse the employee for the difference between the non-formulary amount paid and the generic copay ($10) or the brandname copay ($20).

The same procedure will be followed for those utilizing the mail-order option:
Simonds will pay the difference between the non-formulary amount paid and the general copay ($20) or the brandname copay ($40).

Simonds may continue to seek further improvements in this prescription drug card plan and make changes, as long as the employees' benefit level is either maintained or improved, and there is no extra cost to the employee.

S.A. Osler
Human Resources Manager

                                 SUB-CONTRACTING

In the event the Company finds it necessary to sub-contract work out or outsource any work which is customarily performed by the bargaining unit at the Newcomerstown Facility, it will give notice to the Union prior to sub-contracting or outsourcing. Further, the Company will discuss the economic and business reasons of the decisions to sub-contract or outsource with the Union and will consider in good faith the input from that discussion prior to sub-contracting or outsourcing the work. The Company, however, reserves the right to sub-contract or outsource bargaining unit work, if business and economic reasons deem it appropriate to do so.

                                  SCHEDULE A

                    LABOR GRADES AND EVALUATED BASE RATES

  Labor          Effective            Effective            Effective
  Grade           4/6/98                4/6/99             4/6/2000
  -----           ------                ------             --------

    2             $11.40               $11.75               $12.10
    3             $11.90               $12.25               $12.60

                                   SCHEDULE B

                                 JOB EVALUATION

All Local Union No. 3225 bargaining unit work at the Newcomerstown Plant has been described and evaluated by the job Evaluation Committee in accordance with the provisions of the C.W.S. Job Description and Classification Manual, updated as of January 1, 1963 as incorporated into the Heller Tool Division Job Evaluation Manual dated August 17, 1971, hereinafter referred to as the Manual. The Manual shall become effective simultaneously with the New Hourly Wage Payment Plan.

The job description and classification for a given job will become effective with respect to an employee when an employee's job is covered by the New Hourly Wage Payment and shall continue in effect unless:

        1) The Company changes the job content (requirements of the job, as to the training, skill, responsibility, effort, and working conditions) to the extent of one full job class or more;

        2) The job is terminated or not occupied during a period of one year; or

        3) The description and classification are changed in accordance with mutual agreement of officially designated representatives of the Company and the Union.

When and if from time to time the Company at its discretion established a new job or changes the job content (requirements of the job as to training, skill, responsibility, effort and working conditions) of an existing job to the extent of one full job class or more, a new job description and classification for the new or changed job shall be established in accordance with the following procedure:

        A   -   The Company will develop a description and classification of the job in accordance with the provisions of the Manual.

        B   -   The proposed description and classification will be submitted to the Job Evaluation Committee for approval and the standard hourly wage scale rate for the job class to which the job is thus assigned shall apply. At the same time copies of the proposed description and classification shall be sent to a designated representative of the International Union.

        C   -   The Job Evaluation Committee shall discuss and determine the accuracy of the job description.

        D   -   If the Job Evaluation Committee is unable to agree upon the description and classification, the Company shall install the proposed classification and the standard hourly wage scale rate for the job class to which the job is thus assigned shall apply. The Union Committee shall be exclusively responsible for the filing of grievances and may at any time within 30 days from the date of installation file a grievance with the plant management representative designated by the Company alleging that the job is improperly described and/or classified under the provisions of the Manual. Thereupon the Job
                Evaluation Committee shall prepare and mutually sign a stipulation setting forth the factors and factor codings which are in dispute. Such grievances shall be settled in accordance with the Grievance Procedure stating at the third step.

        E   -   In the event the parties fail to agree as provided, and no request for review or arbitration is made within the time provided, the classification as prepared by the Company shall be deemed to be approved.

        F   -   In the event the Company does not develop a new job description and classification, the Union Committee may, if filed promptly, process a grievance under the grievance and arbitration procedures of this agreement requesting that a job classification be developed and installed in accordance with the provisions of the Manual. The resulting classification shall be effective as of the date when the new job was established or the change or changes installed.

        G   -   Changed Jobs of Less than One Job Class. When the Company
                changes a job but the job content is less than one (1) full job class, a supplementary record shall be established to maintain the job description and classification on a current basis and to enable subsequent adjustments of the job class assignment of the job for an accumulation of small job content changes in accordance with the following:

        a   -   The Company will prepare a record of such changes to supplement the original job description and classification.

        b   -   A copy of such record will be given to the Job Evaluation
                Committee. It shall not be necessary for the Committee to indicate their agreement or disagreement with such report unless it is claimed that the change or changes in the job, when added to the prior change or changes, require a change in the job classification to the extent of one (1) full job class or more.

        c   -   When and if the job content changes of less than one (1) full job class accumulate to a total of (1) job class or more, the job shall be reassigned to the appropriate job class on the basis of such total accumulation and the reassignment shall become effective from the date of the most recent change in job content.

        d   -   Anytime a job is re-evaluated, and the job class goes up less than (1) full point, but crosses over into the next pay grade, it will be given the higher pay grade.

        e   -   In the event the parties fail to agree to a classification of a new or changed job, and no request for a review or no grievance is filed within 30 days of the most recent change in job content, the classification as prepared by the Company shall be deemed to be approved.

        f   -   In the event the Company does not develop a new job description and classification for a new job or a record of a changed job, the Union Committee may file a form (Notice of Job Description
                Change) outlining the changes in the job, or that a new job has been established, and requesting that a job description and classification or a record of job changes be developed. If the Company then fails to develop a job description and classification or a record of job changes, the Union Committee may within thirty (30) days of such written request, file a grievance under the grievance procedure requesting that a job description and classification of such new job or reclassification of a changed job be developed in accordance with the Manual and the application of this section.

        H   -   Job Evaluation Committee. The Job Evaluation Committee will consist of four members, two selected by the Company and two selected by the Union.

        I   -   Jobs that are evaluated under this program will be slotted into one of the two job classes as outlined herein.

                     C.W.S. Job Grade                 New Labor Grade
                     ----------------                 ---------------

                           8 - 9                            1[
                         10 - 12                            [1[





                                      -27-